IMMEDIATELY - September 28, 1994

               Thomas M. Kitchen:  (504) 436-5237

               AVONDALE ADOPTS STOCKHOLDER RIGHTS PLAN


          NEW ORLEANS, LOUISIANA -- The Board of Directors of Avondale Industries, Inc. (NASDAQ/NMS-AVDL) adopted a Stockholder Rights Plan. Under the Plan, stockholders will receive one right for each outstanding share of common stock. The rights are to be distributed on October 31, 1994 to stockholders of record on October 10, 1994.

          Albert L. Bossier, Jr., Chairman, President and Chief Executive Officer, said, "The rights are intended to protect the value of stockholders' investment in Avondale. More than 1,000 other U.S. corporations have adopted similar plans which are designed to encourage any potential acquiror to negotiate with a company's Board of Directors before attempting a takeover. In considering the Rights Plan, the Board took note of the trend towards consolidation in the defense industry, however, the Rights Plan was not adopted in response to any specific effort to acquire control of Avondale."

          Bossier said that Avondale will send a letter to all stockholders as of the record date summarizing the Plan. He added, "The Plan does not affect the Company's financial strength or our business strategy. The issuance of the rights will not affect earnings per share and will not be taxable to stockholders." The rights will be represented by existing common stock certificates until they become exercisable.

          The rights become exercisable only after an entity acquires 15% or more of the outstanding common stock of Avondale or commences a tender offer that will result in the entity owning 15% or more of Avondale's common stock. Each right would entitle the holder to purchase participating preferred stock from Avondale having economic and voting terms similar to those of one share of common stock for an exercise price of $32. After an entity acquires 15% or more of the outstanding common stock, each right would then entitle its holder (other than the acquiring entity) to purchase, at the exercise price, the number of shares of common stock or other securities of Avondale (or, in certain situations, the acquiring entity) having a market value of twice the right's exercise price. Under certain circumstances Avondale may redeem the rights at $.01 each or exchange each right for one share of common stock. The rights will expire on October 10, 2004, unless redeemed or exchanged earlier by Avondale.

          Under the terms of the Plan, the ownership of Avondale's shares by the Company's ESOP Trust does not make the ESOP Trust an acquiring entity.

          Avondale Industries, Inc., headquartered in metro New Orleans, is one of the nations leading marine fabricators. In addition to its shipbuilding operations, the Company specializes in boat construction and is a major repair contractor for commercial and Navy ships. It is also involved in the modular construction of plants and components for a variety of land-based industries.


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